Exhibit 23.0

Vavrinek, Trine, Day & Co., LLP Certified Public Accountants & Consultants	VALE THE DIFFERENCE

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our Report of Independent Registered Public Accounting Firm dated January 25, 2005 regarding the consolidated balance sheets of Coast Bancorp and Subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2004 and 2003, in the Form 10-KSB filed with the Securities and Exchange Commission.

/s/ Vavrinek, Trine, Day & Co., LLP
Vavrinek, Trine, Day & Co., LLP

Laguna Hills, California
March 28, 2005

25231 Paseo De Alicia, Suite 100 Laguna Hills, CA 92653 Tel: 949.768.0833 Fax: 949.768.8408 www.vtdcpa.com

FRESNO • LAGUNA HILLS • PALO ALTO • PLEASANTON • RANCHO CUCAMONGA • SAN JOSE